As filed with the Securities and Exchange Commission on November 3, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peplin, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0641830
(State of Incorporation)	(I.R.S. Employer Identification No.)

6475 Christie Avenue

Emeryville, CA 94608

(Address of principal executive offices, including zip code)

Peplin, Inc. 2007 Incentive Award Plan

(Full title of the plan)

Thomas Wiggans Chief Executive Officer 6475 Christie Avenue Emeryville, CA 94608 (510) 653-9700	Copy to: B. Shayne Kennedy Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 (714) 540-1235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer ☐	Accelerated filer ☐

Non-Accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,500,000	$8.40	$20,988,016.71	$824.83

(1)	Represents 2,500,000 shares issuable under the Peplin, Inc. 2007 Incentive Award Plan (the “Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction

(2)

Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”) and is based on (i) the weighted average exercise price of $12.05 per share for 1,260,919 shares subject to outstanding options and (ii) twenty times the average of the high and low sale prices ($4.68) of the registrant’s CHESS Depository Interests (“CDIs”), as reported on the Australian Stock Exchange on October 31, 2008, for the remaining 1,239,081 shares of the registrant’s common stock available for issuance under the Plan. Each CDI represents 1/20th of a share the registrant’s common stock. The prices have been converted from Australian Dollars to U.S. Dollars using an exchange rate of $0.67 per Australian Dollar, which was the exchange rate published by the Reserve Bank of Australia on October 31, 2008.

INTRODUCTION

This registration statement on Form S-8 is filed by Peplin, Inc. (referred to herein as “our,” “we” or “us”) relating to 2,500,000 shares of our common stock, $0.001 par value per share (“Common Stock”), issuable to our eligible employees, directors and consultants under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a)	The Registration Statement on Form 10 (No. 000-53410) filed on September 12, 2008 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the description of the Company’s common stock contained therein, and any amendment or report filed for the purpose of updating such description.

In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

The Delaware General Corporation Law further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law, our certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not adversely affect any right or protection of our directors in respect of any act or failure to act occurring prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our by-laws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

Acting pursuant to the foregoing, we have entered into indemnification agreements, or Indemnification Agreements, with each of our directors and officers to indemnify them to the fullest extent permitted by our certificate of incorporation, by-laws and Delaware law.

The Indemnification Agreements:

•	confirm to officers and directors the indemnification provided to them in the by-laws;

•	provide officers and directors with procedural protections in the event that they are sued in their capacity as director or officer; and

•	provide additional indemnification rights.

We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

Item 7.   Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

See Index to Exhibits on page 9.

Item 9.    Undertakings

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant, Peplin, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf by, in the City of Emeryville, State of California, on November 3, 2008.

PEPLIN, INC.

By:	/s/ Thomas G. Wiggans
Thomas Wiggans
Chief Executive Officer
(principal executive officer)

By:	/s/ David J.B. Smith
David J.B. Smith
Chief Financial Officer
(principal financial and accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Thomas Wiggans and David J.B. Smith as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas G. Wiggans Thomas G. Wiggans	Chief Executive Officer, Chairman of the Board and Director	November 3, 2008

/s/ Eugene Bauer Eugene Bauer	President and Chief Medical Officer and Director	November 3, 2008

/s/ David J. B. Smith David J. B. Smith	Company Secretary and Chief Financial Officer	November 3, 2008

/s/ Peter J. Welburn Peter J. Welburn	Chief Scientific Officer, Vice President, Research & Development and General Manager, Australia	November 3, 2008

/s/ George W. Mahaffey George W. Mahaffey	Chief Commercial Officer, Vice President, Sales & Marketing	November 3, 2008

/s/ Cheri A. Jones Cheri A. Jones	Vice President, Regulatory Affairs	November 3, 2008

/s/ Joshua Funder Joshua Funder	Director	November 3, 2008

/s/ Cherrell Hirst Cherrell Hirst	Director	November 3, 2008

/s/ Gary Pace Gary Pace	Director	November 3, 2008

/s/ James Scopa James Scopa	Director	November 3, 2008
/s/ Michael Spooner Michael Spooner	Director	November 3, 2008

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5.1+	Opinion of Latham & Watkins LLP

23.1+	Consent of Ernst & Young

23.2+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1+	Power of Attorney (included in signature pages)

99.1	Peplin, Inc. 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form 10 filed with the Commission on September 12, 2008)

+	Filed herewith.